[DRAFT NOTICE OF APPLICATION FOR DEREGISTRATION]

SECURITIES AND EXCHANGE COMMISSION

Release No. IC-               ; 811-6725
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Merrill Lynch Consults International Portfolio; Notice of Application for
Deregistration, ____________, 2001.

Agency :  Securities and Exchange Commission ("SEC" or "Commission").

Action : Notice of Application for Deregistration under Section 8(f) of the Investment Company Act of 1940, as amended (the "1940 Act").

Applicant :  Merrill Lynch Consults International Portfolio ("Applicant").

Relevant Investment Company Act Section :  Section 8(f).

Summary of Application : An application (the "Application") in which Applicant seeks an order declaring that it has ceased to be an investment company under the 1940 Act.

Filing Date :  The application on Form N-8F was filed on              , 2001.
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Hearing or Notification of Hearing :  An order granting the application will be issued unless the SEC orders a hearing. Interested persons may request a hearing by writing to the SEC's Secretary and servicing Applicant with a copy of the request, personally or by mail. Hearing requests should be received by
the SEC by 5:30 p.m. on                , 2001, and should be accompanied by
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proof of service on the Applicant, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer's interest, the reason for the request, and the issue contested. Persons who wish to be notified of a hearing may request notification by writing to the SEC's secretary.

Addresses : Secretary, SEC, 450 Fifth Street, NW, Washington, DC 20549. Applicant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

For Further Information Contact:

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Supplementary Information : The following is a summary of the Application.
The complete Application may be obtained for a fee from the SEC's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549-0102 (telephone (202) 942-8090).

Applicant's Representations :

1. Applicant is a Massachusetts business trust and is registered as an open-end management investment company under the 1940 Act.

2. On October 26, 1999, the Board of Directors of the Applicant approved an Agreement and Plan of Reorganization (the "Agreement") between the Applicant and Merrill Lynch International Equity Fund ("International Equity Fund"), pursuant to which International Equity Fund acquired substantially all of the assets of the Applicant solely in exchange for an equal aggregate value of newly issued Class C shares of International Equity Fund and the assumption by International Equity Fund of substantially all of the liabilities of the Applicant (the "Reorganization"). The Reorganization was approved by vote of the Applicant's shareholders at a meeting of shareholders held on February 16, 2000.

3. In connection with the Reorganization, the Agreement was filed as an exhibit to the Registration Statement on Form N-14 (Pre-effective Amendment No. 1)(File No. 333-90007) of International Equity Fund on December 13, 1999.

4. As of the date of the Application, Applicant has no shareholders, assets or liabilities other than expenses incurred in connection with the Reorganization, as described in the Application.

5. Applicant is not a party to any litigation or administrative proceeding. Applicant is not now engaged, or intending to engage, in any business activities other than those necessary for the winding-up of its affairs.

    For the Commission, by the Division of Investment Management, pursuant to delegated authority.




                                         Jonathan G. Katz
                                            Secretary